Exhibit 15.2

SH WONG & CO 王世雄律师行
	Office:	UNIT 4404, 44/F, HOPEWELL CENTRE, 183 QUEEN’S ROAD EAST, WANCHAI, HONG KONG

Partner: Wong Sai Hung	Tel:	2126 7008 email: simon.wong@shwongandco.com

Our Ref	:	Date:	August 6, 2026
Your Ref	:

CELLYAN BIOTECHNOLOGY CO., LTD

Room B1, 5/F., Well Town Industrial Building,
13 Ko Fai Road, Yau Tong, Kowloon

Hong Kong

Re: Consent Letter on CELLYAN BIOTECHNOLOGY CO., LTD

We understand that CELLYAN BIOTECHNOLOGY CO., LTD (the “Company”), a company incorporated under the laws of the Cayman Islands is filing a Form 20-F with the United States Securities and Exchange Commission in connection with the fiscal year ended March 31, 2026.

We further hereby consent to the filing of the Form 20-F as aforesaid and where required, this letter as an exhibit to the Form 20-F and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

/s/ SH Wong & Co
SH Wong & Co